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                                   LETTER OF INTENT



This Letter of Intent dated May 2, 1997 sets forth the terms and conditions of the proposed series of two linked transactions. The first transaction (the "Stock Purchase") is the purchase by The UB Group, One Harbor Drive, Suite 102, Sausalito, CA 95965 of an equity interest in Mendocino Brewing Company, Inc. ("Mendocino") located at 13351 South Highway 101, Hopland, CA 95449-0400. The purchaser may be The UB Group or a corporation controlled by Mr. Vijay Mallya, Chairman of The UB Group (the "Purchaser"). The second transaction (the "Merger") is the proposed merger of Mendocino into a publicly traded affiliate of Purchaser in a related transaction.


A.  THE INVESTMENT - SECURITIES TO BE PURCHASED AND PURCHASE PRICE

1. At the closing of the Stock Purchase (the "Closing"), which will be simultaneous with the execution of definitive documents, Purchaser will purchase preferred and/or common equity securities in Mendocino (the "Securities") and the purchase price for the Securities will consist of between $3,000,000 to $4,000,000, payable in cash upon Closing and as adjusted for the creditable refundable deposit described in Section F.7. The exact amount of the investment within the prescribed range will be determined during Purchaser's due diligence through an assessment of Mendocino's cash flow needs through December 31, 1997 as mutually agreed to between Purchaser and Mendocino. The cash price per share for the purchased Securities is set to $4.50 as warranted by performance versus 1996, but not less than $4.00.


B.  THE PROPOSED MERGER - MENDOCINO AND UCB

1. It is the intention of the Parties that at a later stage, but no later than September 30, 1997, Mendocino should merge into United Craft Brewers, Inc. ("UCB"), a corporation to be formed by The UB Group and listed on NASDAQ. UCB will be a holding company for various constituent corporations ("Subsidiaries") involved in the business of brewing and selling craft beers. The merger will take place on the basis of a conversion factor based upon the relative valuations, relating to then prevailing market prices of their respective listed shares, or such other basis to be agreed upon, together with other reasonable mutually agreed terms. There will be appropriate non-manipulation covenants. The Purchaser and the Original Partners agree to exercise their voting power to approve the merger.


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C.  EXECUTION OF INVESTMENT AGREEMENT AND CLOSING

1. The parties shall use reasonable diligence to commence due diligence and negotiations with the objective of entering into a definitive Stock Purchase and Merger Agreement detailing the terms of the Stock Purchase and the Merger no later than 45 days from execution of this Letter of Intent. The date on which the Stock Purchase and Merger Agreement is executed is hereinafter referred to as the "Execution Date".

2. Promptly after the Closing, Mendocino shall terminate its current direct public offering and shall take such steps as are necessary to make a rescission offer to persons who have subscribed to purchase shares in the offering.


D.  CONDITIONS

    The parties' obligations to consummate the Stock Purchase are subject to the following conditions.

1. The negotiation, preparation and execution of (a) a definitive Stock Purchase and Merger Agreement consistent with the provisions of this Letter, together with all other documents, schedules and instruments necessary to fully issue the Securities to Purchaser, (b) a voting agreement consistent with the terms set forth in Section G.1 and 2 below.

2. The obtaining of all required consents and approvals, if any, from all third parties, including without limitation the approval of the respective boards of directors of Mendocino and Purchaser.

3a. The completion of a due diligence review and investigation by Purchaser, its counsel, accountants and other advisers, of the assets, liabilities, business and financial condition of Mendocino, all of which must be satisfactory to Purchaser in its sole and unfettered discretion.

3b. The completion of a due diligence review and investigation by Mendocino, its counsel, accountants and other advisers, of the business plan, assets, liabilities, business and financial condition of UCB, all of which must be satisfactory to Mendocino in its sole and unfettered discretion.

4. The receipt of such reasonable and customary opinions of counsel as Mendocino and Purchaser may each require concerning such matters as may be of concern to them.

5. Mendocino's performance of its obligations described in Sections F.1, H, I and J below.


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E.  STOCK PURCHASE AND MERGER AGREEMENT

    The Stock Purchase and Merger Agreement will, among other things, include:

1. Provisions reflecting the sale and purchase of the Securities, purchase price, payment, indemnification, closing requirements and covenants pursuant to Sections A though J of this Letter of Intent.

2.  Terms and basis of the Merger of Mendocino with UCB.

3. Reasonable and customary representations and warranties as to such matters as the parties may require, subject only to those exceptions that may be disclosed in written schedules acceptable to parties and attached to the Stock Purchase and Merger Agreement.

    a. By way of illustration and not limitation, the Stock Purchase and Merger Agreement shall include representations and warranties by the Parties as to:

         i)    the legal status and authority of UCB and Mendocino;

         ii) the authorization and validity of the Stock Purchase and Merger Agreement as to UCB and Mendocino;

         iii) the ownership structure of UCB and Mendocino and the existence and structure of any subsidiaries or affiliates of UCB and Mendocino;

         iv) the status of all consents and approvals required to be obtained by UCB and Mendocino to consummate the Stock Purchase;

         v) UCB's and Mendocino's substantial compliance with all material laws, and the status of all licenses and permits applied for or obtained for the operation or contemplated operation of their respective businesses;

         vi) information relating to UCB's and Mendocino's material contracts;

         vii) the status of any pending or threatened litigation or other proceeding involving UCB and Mendocino or its assets;

         viii) the accuracy of UCB's and Mendocino's financial statements, and information relating to its taxes, debts, and other liabilities;

         ix) UCB's and Mendocino's title to all material assets used in the operation of its businesses;

         x) information relating to UCB's and Mendocino's employees, compensation and benefit policies and programs;


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         xi)   information relating to UCB's and Mendocino's distributors and suppliers;

         xii) the accuracy and completeness of all disclosures made to Purchaser; and

         xiii) the accuracy of all statements made in UCB's pending S-4 Registration Statement.

    b. By way of illustration and not limitation, the Stock Purchase and Merger Agreement shall include representations and warranties by Purchaser as to:

         i)    Purchasers legal status and authority;

         ii) the authorization and validity of the Stock Purchase and Merger Agreement and related documents as to Purchaser;

         iii) the status of any pending or threatened litigation or other proceeding involving Purchaser.


F.  COVENANTS

1. From the date on which the parties execute this Letter of Intent through the date of Closing, Mendocino will not issue any shares of their capital stock or securities convertible into share of its capital stock without the prior written consent of Purchaser except (i) pursuant to presently outstanding options, (ii) approximately 20,000 shares accepted in the current public offering (which will be subject to the rescission offer described elsewhere herein), (iii) 2,000 shares to be issued to Michael Laybourn and Norman Franks for providing collateral with respect to the refundable deposit described in Section F.6, (iv) 2,000 shares to be issued to Purchaser at Closing for making the refundable deposit described in Section F.6, and (v) 200 shares to be issued as a stock bonus to an employee.

2. Following the Closing and so long as Purchaser continues to hold securities representing at least 10% of the outstanding voting securities of Mendocino the Purchaser shall have a contractual right to participation in any further financing by Mendocino in an amount or amounts necessary to enable Purchaser to maintain its percentage of ownership in Mendocino.

3. Following the Closing, Mendocino may not, without the prior written consent of Purchaser, issue any securities having rights, privileges or preferences which equal or are senior to the securities issued to Purchaser.

4. At Closing, Purchaser shall be granted customary demand and piggyback registration rights with respect to the Securities issued to it by Mendocino and the Original



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    Partners shall be granted co-equal piggyback registration rights with respect to the shares of Mendocino equity securities owned by them. The registration rights shall be assumed by UCB in the Merger.

5. At Closing each Original Partner and Purchaser shall enter into an agreement granting the other a right of first refusal (the "ROFR") to purchase the securities which they own in Mendocino which the Original Partners and Purchaser propose to sell. Purchaser shall provide a de minimis exception or a mechanism in the ROFR so the Original Partners will not be delayed in selling into the market in a Rule 144 transaction should Purchaser decide not to exercise the ROFR.

6. Upon execution of this Letter, Purchaser will pay $250,000 to Mendocino as a refundable deposit which Mendocino shall use first to fund its due diligence costs and second for other working capital uses. Michael Laybourn and Norman Franks shall pledge an aggregate of 71,500 of their common shares as collateral for the repayment of the deposit. The entire deposit shall be credited against the purchase price of the Securities. Mendocino shall return the deposit within 60 days after termination of negotiations between the parties. Purchaser shall release the pledged shares promptly upon execution of the definitive agreement or repayment of the deposit.


G.  GOVERNANCE OF MENDOCINO FOLLOWING THE DATE CLOSING

1. At the Closing, the board of directors of Mendocino shall each be composed of seven persons, consisting of Michael Laybourn and one other existing employee of Mendocino selected by the current Mendocino Board of Directors, three persons selected by Purchaser (one of whom shall be Vijay Mallya who shall be Chairman of the Board), and two outside directors each of whom shall be mutually satisfactory to the current Mendocino Board of Directors and Purchaser. To the extent possible, Purchaser shall also have representation of any committees of the board. At the Closing, the Original Partners and Purchaser shall enter into a voting agreement to reflect the parties' continuing obligation to vote their shares at the 1997 annual meeting for the election of directors of Mendocino consistent with the above-described board composition.

2. Until the Merger, Michael Laybourn will remain the Chief Executive Officer of Mendocino.


H.  ACCESS, INFORMATION, CONFIDENTIALITY, ANNOUNCEMENTS.

1. Mendocino will provide Purchaser, including Purchaser's counsel, accountants and other advisers, with access to Mendocino's employees and agents and other persons with whom Mendocino has a business relationship, and will provide Purchaser on a timely basis with all documents and other information Purchaser may request, to enable Purchaser to perform the due diligence review and investigation described in


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    Section D.3 of this Letter of Intent.  Mendocino understands that Purchaser may provide such information on a confidential basis to such of Purchaser's attorneys, accountants, financing sources and other advisors as have a need to know such information.

2. Purchaser agrees that if a definitive Stock Purchase and Merger Agreement is not entered into, Purchaser will hold in confidence all documents, material and other information which Purchaser shall have obtained regarding Mendocino and their respective businesses in accordance with the terms of the Confidentiality Agreement previously executed by Purchaser.

3. Except as required by law, no public announcement, discussion, press release or other publication of this Letter of Intent, the possibility of the purchase or the negotiations and discussions between Purchaser and Mendocino may be made or issued by one party without the written authorization of the other party, except that each party may seek the advice of its counsel, accountants and other advisers with respect thereto.


I.  CONDUCT OF BUSINESS

    Until the Closing, except with the prior written consent of Purchaser, which shall not be unreasonably withheld:

1.  Mendocino will:

    a. conduct its business in the ordinary course, with no dividend or stock distributions;

    b. maintain its books, accounts and records in the usual, regular and ordinary manner;

    c. pay and discharge when due all taxes, assessments, and governmental charges imposed upon them or any of their properties, or upon the income or profit therefrom;

    d. fully and timely perform its obligations under all contracts, agreements, instruments, and arrangements;

    e. operate in such a manner as to assure that the representations and warranties of Mendocino set forth in the Stock Purchase and Merger Agreement will be true and correct as of the Closing; and

    f. promptly reject in writing any offer from BDM Construction Company to retain the 300,000 shares of common stock issued to it in satisfaction of any portion of the Company's indebtedness to BDM (BDM does not have any conversion rights).

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2.  Mendocino will not:

    a. incur any additional indebtedness for borrowed money, make any loans or advances (other than in the normal course of business consistent with prior practice) to any individual, firms or unaffiliated corporation or assume, guarantee or endorse or otherwise become responsible for the obligation of any other individual, firms or unaffiliated corporation; or

    b. knowingly take any other action which would adversely affect or detract from the net value of its assets or its business.


J.  "NO SHOP" CLAUSE

    For a period of 45 days from the execution of this Letter of Intent, none of the Original Partners, Mendocino, its employees, or its agents will directly or indirectly contact, solicit from, negotiate with or provide information to anyone other than the Purchaser regarding the sale or potential sale of the assets, the business or any ownership interest in Mendocino.

K.  MISCELLANEOUS PROVISIONS

1. If suit or action is instituted to interpret or enforce any binding provision of this Letter of Intent, the prevailing party shall be entitled to recover reasonable attorneys' fees from the losing party in the trial and all appellate courts, in addition to any other recovery and costs. The attorneys' fee award shall include a reasonable amount in connection with enforcement of the judgment. All such disputes shall be settled through Arbitration in accordance with the commercial rules of the American Arbitration Association. No Original Partner shall be personally liable for any breach of this Agreement by Mendocino.

2. The validity, construction, enforceability and effect of this Letter of Intent, and the rights and obligations of the parties, shall be determined in accordance with the laws of the State of California other than California's laws concerning conflicts of laws.

3. All disputes relating to this Letter of Intent shall be arbitrated in San Francisco County, California.

4. This Letter of Intent may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all counterparts shall constitute a single document. The execution and delivery of any counterpart by any person shall have the same force and effect as if that person had executed and delivered all other counterparts. The electronic facsimile transmission of a copy of this Letter of Intent by any party shall have the same force and effect as the physical delivery to the other party of any original counterpart bearing the first party's signature.


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5.  "Original Partners" means Michael Laybourn, Norman Franks, Michael Lovett,
    John Scahill, and Donald Barkley and who jointly control approximately 41% of the common stock of Mendocino.


L.  EMPLOYMENT AGREEMENTS; NON-COMPETE AGREEMENTS

1. Each of the Original Partners will agree to cancel his existing employment agreement with Mendocino and enter into a new employment agreement to be mutually agreed to by the parties and that would provide for the continued employment of the Original Partners for a period of fourteen months from the date of the Closing at his existing rate of base salary or more.
    Either Mendocino (at any time after the Closing) or any Original Partner other than Michael Laybourn or Donald Barkley (beginning three months after the Closing) or Michael Laybourn or Donald Barkley (beginning six months after the Closing) may elect to terminate the applicable employment agreement and upon any such termination the Original Partner shall be paid the remaining amount owed under the employment agreement in one lump sum at an 8% discount; provided, however, Michael Laybourn's salary will be paid on the ordinary payroll schedule to ensure compliance with his non-compete obligations set out in Section L.3. below. The Original Partners will continue to be entitled to their post-termination beer allowance of one case per week for five years.

2. Each of the Original Partners will have registration rights as outlined above. These rights will survive any termination of employment.

3. Michael Laybourn will enter into an agreement not to compete with UCB for the duration of his new employment agreement (fourteen months from the Closing); provided, however, that such non-compete agreement may be extended for two years from the Merger if either (i) UCB at its election extends his employment agreement and pays Laybourn his base salary through such date, or (ii) Laybourn sells his UCB shares. There shall be no material restrictions on the Original Partners not set forth in this Letter of Intent.


M.  EFFECT OF THIS LETTER OF INTENT

    The parties shall be bound by Sections F.1, H, I, J, and K above. Otherwise, this Letter of Intent is an expression of intent only, and neither party shall be legally bound to the other in any respect unless and until a definitive Stock Purchase and Merger Agreement has been signed by all parties. Furthermore, this Letter of Intent shall not give rise to an agreement by estoppel, or be the basis for a claim based on detrimental reliance or any other theory, it being understood that the parties have expressed an intent to proceed but do not intend to be legally bound to one another to proceed with the proposed stock purchase and merger or to become legally bound to one another in any respect, unless and until due diligence has been satisfactorily completed and a definitive Stock Purchase and Merger Agreement is signed.


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    Purchaser and Mendocino agree to proceed promptly in conducting due diligence and the preparation and negotiation of the definitive Stock Purchase and Merger Agreement. Each party shall pay its own expenses associated with the transactions contemplated by this Letter of Intent.



ACCEPTED AND AGREED TO
AS OF MAY 2, 1997

Purchaser



___________________________________
Vijay Mallya
Chairman of the Board of Directors


Mendocino Brewing Company, Inc.



___________________________________
Michael Laybourn
Chairman of the Board of Directors



1)  Michael Laybourn


2)  Norman Franks


3)  Michael Lovett


4)  John Scahill


5)  Donald Barkley


(Original Partners of Mendocino)


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